Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Atlanticus Holdings Corporation
Atlanta, Georgia
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-150988-99 and 333-196041) of Atlanticus Holdings Corporation of our report dated March 30, 2016, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K.

/s/ BDO USA, LLP
Atlanta, Georgia
March 30, 2016